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                                                                    EXHIBIT 23.2

           CONSENT OF ERNST & YOUNG ACCOUNTANTS, INDEPENDENT AUDITORS

            We consent to the reference to our firm under the caption "Experts" in the Proxy Statement/Prospectus that is made a part of Amendment No. 1 to the Registration Statement (Form S-4 No. 333-101577) for the proposed merger of Cylink Corporation with a wholly-owned subsidiary of SafeNet, Inc. and to the incorporation by reference therein of our report dated January 31, 2002, with respect to the consolidated financial statements of Pijnenburg Securealink, Inc. for the year ended December 31, 2001 included in SafeNet, Inc.'s Current Report on Form 8-K dated January 2, 2002, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young Accountants

Amsterdam, The Netherlands
December 26, 2002